Exhibit 10.4
MODIFICATION TO COMPENSATION ARRANGEMENT FOR MARC H. LEVIN
In connection with the promotion of Marc H. Levin to Executive Vice President, General Counsel and Corporate Secretary of Harris Interactive Inc. (the “Company”), on April 27, 2010, the Compensation Committee of the Board of Directors of the Company approved an increase in the annual base salary for Mr. Levin from $235,000 to $255,000 and an increase to his target annual cash bonus from 30% to 40% of his annual base salary, effective May 1, 2010.
As recognition for his service as interim Head of Human Resources, Mr. Levin received a monthly bonus of $4,000 during the period commencing on January 1, 2010 and ending on April 12, 2010. The monthly bonus was paid in bi-weekly installments and was pro-rated for the month of April 2010.